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                                                                     EXHIBIT 3.2

              SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                PIXELWORKS, INC.


         Pursuant to the Oregon Business Corporation Act (ORS Chapter 60), PixelWorks, Inc. hereby adopts the following Sixth Amended and Restated Articles of Incorporation, which shall supersede the heretofore existing Fifth Restated Articles of Incorporation and all previous amendment and restatements thereof.


                                   ARTICLE 1.

                                      NAME.

      The name of the Corporation is Pixelworks, Inc.


                                   ARTICLE 2.

                      SHARES AND RIGHTS THEREOF GENERALLY.

       2.1 AUTHORIZED STOCK. The aggregate number of shares which the corporation shall have authority to issue is 250,000,000 shares of common stock with a par value of $0.001 per share ("Common Stock") , and 50,000,000 shares of preferred stock with a par value of $0.001 per share (Preferred Stock").

       2.2 RIGHTS OF COMMON STOCK. The shares of common stock have unlimited voting rights and are entitled to receive the net assets of the Corporation on dissolution, subject to rights of the Preferred Stock.

       2.3 AUTHORITY TO DESIGNATE SERIES PREFERRED. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights or consent rights which have been or may be granted to the Preferred Stock or any series thereof herein, by law, or in Articles of Amendment adopted by the Board of Directors ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, made PARI PASSU with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class of series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the


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status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE 3.

                                   DIRECTORS.

       3.1 NUMBER OF DIRECTORS. The number of directors of the Corporation shall be not less than three nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors.

       3.2 ELECTION OF DIRECTORS. If the number of directors is fixed by the Board of Directors at six or more, the directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. At the next annual meeting of shareholders following that designation ("First Meeting"), directors of all three classes shall be elected. The term of office of Class I directors shall expire at the first annual meeting of shareholders following their election. The terms of Class II directors shall expire at the second annual meeting of shareholders following their election. The terms of the Class III directors shall expire at the third annual meeting of shareholders following their election. At each annual meeting of shareholders after the First Meeting, each class of directors elected to succeed those directors whose terms expire shall be elected to serve for three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

       3.3 REMOVAL. All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. Cause for removal shall be deemed to exist only if the director whose removal is proposed has engaged in criminal conduct or has engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the Corporation. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

       3.4 AMENDMENT OF ARTICLE. The provisions of this Article 3 may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors.


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                                   ARTICLE 4.

                        EXCLUSION OF DIRECTOR LIABILITY.

       No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article 4 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.


                                   ARTICLE 5.

             INDEMNIFICATION OF DIRECTORS, OFFICERS, & FIDUCIARIES.

       5.1 INDEMNIFICATION. The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding (as defined below) against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

       5.2 ADVANCEMENT OF EXPENSES. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person:

              5.2.1 furnishes the Corporation a written affirmation of the person's good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

              5.2.2 furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article 5 or under any other indemnification rights granted by the Corporation to such person.

              Such advances shall be made without regard to the person's ability to repay such advances and without regard to the person's ultimate entitlement to indemnification under this Article 5 or otherwise.

       5.3 DEFINITION OF PROCEEDING. The term "Proceeding" shall include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or is or was serving at the request of the corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any


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liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article 5.

              5.4    NON-EXCLUSIVITY AND CONTINUITY OF RIGHTS. This Article 5:
(i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, general or specific action of the board of directors, vote of shareholders or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office, (ii) shall continue as to a person who has ceased to be a director or officer, (iii) shall inure to the benefit of the heirs, executors, and administrators of such person, and (iv) shall extend to all claims for indemnification or advancement of expenses made after the adoption of this
Article 5.

              5.5 AMENDMENTS. Any repeal of this Article 5 shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article 5 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.


                                   ARTICLE 6.

               SHAREHOLDER APPROVAL OF CERTAIN CORPORATE ACTIONS.

         No agreement of merger or consolidation of this corporation which requires shareholder approval under the Oregon Business Corporation Act shall be approved or become effective unless the holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon shall vote for the adoption of the agreement. This corporation shall not sell, lease or exchange all or substantially all of its property and assets unless the holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon shall vote for such sale, lease or exchange. Dissolution or liquidation of the corporation shall require the prior approval of holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon.


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